Exhibit 99.1

Clark Holdings Inc. Announces Third Quarter 2009 Financial Results

New York, NY, November 17, 2009 – Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA) today announced preliminary unaudited financial results for the third quarter and nine months ended October 3, 2009.

Clark Holdings reported consolidated gross revenue of $17.2 million in the third quarter of 2009 compared to gross revenues of $22.3 million in the same period last year. Consolidated income from operations was $305,000 compared $813,000 in the year ago period.  Net income in the third quarter, was $134,000, compared to net income of $523,000 in the same period last year. EPS per basic and diluted share was $0.01 compared to EPS per basic and diluted share of $0.05 in the third quarter of 2008.

Detailed financial data and other information is available in Clark’s Form 10-Q for the quarterly period ended October 3, 2009, filed today with the Securities and Exchange Commission.

Summary of Consolidated Results:

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings Inc. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings Inc.'s filings with the Securities and Exchange Commission. Clark Holdings Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephen Spritzer
Vice President, Chief Financial Officer
Clark Holdings Inc.
609-396-1100